Exhibit 99.1

Central Garden & Pet Company Announces Fiscal Second Quarter Revenues and Profits

Fiscal 2Q 2019 sales increased 9.9% to $673.7 million; Organic sales up 2.1%

Fiscal 2Q 2019 GAAP diluted EPS decreased to $0.73 vs. $0.86 in Fiscal 2Q 2018

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 6, 2019--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal 2019 second quarter ended March 30, 2019.

Fiscal 2019 Second Quarter Financial Results

Total net sales increased 9.9% to $673.7 million compared to $613.1 million in the second quarter a year ago, driven in large part by the Company's three recent acquisitions, Arden Companies, Bell Nursery and General Pet. Total Company organic sales increased 2.1%, due to strength in the Garden segment. Branded product sales of $543.2 million increased 9.2%, and sales of other manufacturers’ products of $130.5 million increased 13.0%. Gross margin of 30.6% declined 110 basis points compared to the second quarter a year ago, due to the inclusion of the three recent acquisitions. Organic gross margin was relatively flat.

Second Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income decreased to $62.2 million from $65.8 million in the second quarter a year ago and operating margin decreased 150 basis points to 9.2% compared to 10.7%, due to seasonal losses of Bell Nursery that were not part of the results in the prior year period.
  Other income was $0.5 million compared to $1.5 million in the second quarter a year ago. The difference was primarily due to the absence of two months of income from the Company's minority interest in Arden Companies this quarter, compared to a full quarter of Arden income in the quarter a year ago. The Arden business is now consolidated in Central's Garden segment results, due to the Company's February 2019 purchase of the remaining interest of 55% in Arden it did not already own.
  Net income of $42.4 million decreased from $45.2 million in the second quarter a year ago.
  Earnings per diluted share decreased to $0.73 in the quarter on a GAAP basis, compared to $0.86 on a GAAP basis in the second quarter a year ago. The decrease was attributed to the increase in the number of shares outstanding compared to a year ago, as well as seasonal losses from Bell Nursery that were not part of the results in the prior year period.
  EBITDA for the quarter was $74.0 million versus $76.9 million in the second quarter a year ago.

Second Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for the second quarter of 2019 exclude the non-cash impairment of $2.5 million of intangible value associated with the Company's live fish business, due to the exit of the category by a large retailer, as well as a preliminary non-cash $3.2 million gain from the write-up of the Company's previous 45% ownership of Arden Companies. Both the adjustments are reflected in operating income.
  Operating income was $61.5 million, down 6.5% from the second quarter a year ago. Non-GAAP operating margin of 9.1% decreased 160 basis compared to 10.7% in the same quarter a year ago. Excluding the impact of the Company's three recent acquisitions, operating income and margin were up and flat respectively.
  Net income was $41.9 million a decrease from $45.2 million in the second quarter a year ago, due in large part to the decline in other income.
  Earnings per diluted share decreased to $0.72 in the quarter on a non-GAAP basis, compared to $0.86, in the second quarter a year ago, due primarily to an increase in shares outstanding as well as seasonal losses of Bell Nursery that were not part of the results in the prior year period.
  EBITDA for the quarter was $73.4 million versus $76.9 million in the second quarter a year ago.

"Overall, we showed good progress in the quarter, and had a favorable start to the Garden season. We knew coming into the quarter that it would be a challenging one, as we were comparing against strong 6% organic revenue growth in the second quarter a year ago, and were impacted by the short-term earnings drag of the Company's recent acquisitions," said George Roeth, President & CEO of Central Garden & Pet. "While these acquisitions have negatively impacted our short-term results due to timing and seasonality factors, as well as accounting rules, we remain focused on acquiring companies with strong cash flows, attractive margins and superior returns over the long term." Roeth continued, "Importantly, this quarter we saw a return not only to organic sales growth but also to growth in organic EBITDA, when excluding the non-cash intangible asset impairment charge. We expect margins to expand and profitability to significantly improve in the back half of the year behind the full impact of price increases and more favorable cost comparisons."

Pet Segment Fiscal 2019 Second Quarter Results

Second quarter net sales for the Pet segment increased 5.1% to $338.2 million, from the same period a year ago, driven by the acquisition of General Pet. Organic Pet sales were up 0.1%, with strength in the dog and cat, aquatics and live fish businesses, offset by a decline in animal health sales, particularly the Professional business, due in part to unfavorable weather and inventory challenges. The Pet segment’s second quarter branded product sales were $260.0 million, up 1.0% compared to a year ago, and sales of other manufacturers’ products were $78.2 million, an increase of 21.6%, driven by the impact of General Pet.

The Pet segment’s operating income decreased 17.7% compared to the second quarter a year ago to $27.0 million; however, the decline was 9.9% to $29.5 million excluding the $2.5 million impairment charge for the live fish business. Pet operating margin decreased to 8.0%, a decline of 220 basis points compared to the second quarter a year ago, due in part to the lower margins associated with the General Pet acquisition and the live fish impairment charge. Pet's organic operating margin, excluding the impairment charge, also declined, primarily due to weakness in the Animal Health business, where lower volumes negatively impacted margins and mix, more than offsetting the positive impact of pricing actions across the Pet segment. Improved results are expected in the back half of the year due to expectations of a more normal weather environment, improved mix, and the full benefit of pricing. Pet EBITDA, excluding the live fish impairment charge of $2.5 million, was $37.6 million down from $39.7 million in the second quarter a year ago.

Garden Segment Fiscal 2019 Second Quarter Results

Second quarter net sales for the Garden segment rose 15.1% to $335.5 million, driven largely by the Bell and Arden acquisitions. Organic growth increased 4.4% over the period, driven by strength in the grass seed and wild bird feed categories as well as a shift in timing of orders from a key customer. It is important to note that Garden consumption at key customers was up mid-single-digits fiscal year-to-date through March 30th, driven by more favorable weather, new products and increased distribution of existing products. The Garden segment’s branded product sales were $283.2 million in the quarter, up 17.9% compared to the second quarter a year ago. Sales of other manufacturers’ products increased 2.1% to $52.3 million.

The Garden segment's operating income increased 5.1% to $53.4 million in the quarter compared to an operating gain of $50.7 million in the second quarter of fiscal 2018. Operating margin decreased 150 basis points to 15.9%, due to the inclusion of Bell Nursery and Arden Companies, which were not in results a year ago. The second quarter is very unprofitable for Bell, which is extremely seasonal and typically only earns a profit in the Company's third fiscal quarter. Arden's operating margin, while favorably impacted by a $3.2 million gain from the write-up of the Company's previous 45% ownership of Arden Companies, was also negatively impacted by purchase price accounting, which resulted in inventory acquired being written up to fair market value at the time Central acquired the business. Absent the impact of the two acquisitions, Garden operating margin increased. Garden EBITDA, excluding the $3.2 million gain from the Arden write-up, was $52.5 million compared to $52.5 million in the second quarter a year ago, and increased excluding the two acquisitions.

Year-to-date 2019 Summary:

  Year-to-date net sales of $1,135.7 million increased 7.6% compared with $1,055.1 million a year ago, due in large part to acquisitions. Organic sales increased 0.5%.
  Gross margin decreased 130 basis points to 29.6% compared to 30.9% in the first six months of fiscal 2018, principally due to acquisitions and to the lack of price increases in the first fiscal quarter.

Year-to-date 2019 GAAP Operating Income, Net Earnings and EPS

For the six months ended March 30, 2019, the Company reported:

  Operating income of $72.3 million decreased 18.1% or $16.0 million from $88.3 million in the first six months of 2018, due in large part to the three recent acquisitions and lack of pricing increases in the first fiscal quarter.
  Operating margin of 6.4% decreased 200 basis points from 8.4% in the first six months of fiscal 2018.
  Net income decreased 38.2% to $44.2 million from $71.5 million a year ago.
  Diluted earnings per share of $0.76 declined 44.1% from $1.36 per share a year ago, due largely to the impact of the acquisitions, a higher tax rate, and a greater number of shares outstanding.

Year-to-date 2019 Non-GAAP Operating Income, Net Earnings and EPS

For the six months ended March 30, 2019, the Company reported:

  Non-GAAP results for the 2019 fiscal year-to-date period exclude the non-cash impairment of $2.5 million of intangible value associated with the Company's live fish business, and a $3.2 million gain from the write-up of the Company's Arden acquisition, both of which occurred in the Company's second fiscal quarter this year.
  Non-GAAP results for the fiscal 2018 year-to-date period exclude $16.3 million for the tax impact of the revaluation of the Company's deferred tax accounts.
  Operating income of $71.7 million decreased 18.8% or $16.6 million from $88.3 million in the first six months of 2018, due in large part to the three recent acquisitions and the lack of pricing increases in the first fiscal quarter.
  Operating margin of 6.3% decreased 210 basis points from 8.4% in the first six months of fiscal 2018, primarily due to the impact of acquisitions.
  Net income declined 20.8% to $43.7 million from $55.1 million a year ago.
  Diluted earnings per share of $0.76 declined 44.1% from $1.36 per share a year ago, due largely to the impact of the acquisitions, and a greater number of shares outstanding. Non-GAAP earnings per diluted share decreased 28.6% to $0.75 from $1.05 in the first six months of 2018.

Additional Information

The Company's cash balance at the end of the quarter increased to $329.7 million compared to $132.3 million in the second quarter a year ago, reflecting the proceeds of the Company's equity offering in August 2018. Total debt at March 30, 2019 was $697.8 million compared to $691.1 million at March 31, 2018. Net interest expense of $8.4 million for the second quarter decreased $1.5 million from $9.9 million in the prior-year period, mainly due to interest earned on the Company's higher cash balance during the quarter. The Company's leverage ratio at the end of the second quarter, as defined in the Company's credit agreement, was 3.2x compared to 3.2x at the end of the prior year quarter.

The Company’s effective tax rate for the second quarter of 2019 was 21.3%, compared with 20.3% for the second quarter of 2018.

2019 Guidance

The Company is maintaining its fiscal 2019 guidance of earnings per fully-diluted share of $1.80 or higher for the year.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13689204. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13689204.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, earnings guidance for fiscal 2019 expected cost and mix improvements in the second half of fiscal 2019 and new product offerings, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives, including our success in replacing our current CEO who has announced his intention to retire at the end of the current fiscal year;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impacts of recent tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	March 30, 2019	March 31, 2018	September 29, 2018
Current assets:
Cash and cash equivalents	$329,724	$132,265	$482,106
Restricted cash	16,115	13,948	10,899
Accounts receivable (less allowance for doubtful accounts of $16,818, $20,976 and $24,125)	456,129	395,151	275,908
Inventories, net	517,158	465,522	427,823
Prepaid expenses and other	33,161	26,677	20,562
Total current assets	1,352,287	1,033,563	1,217,298

Land, buildings, improvements and equipment—net	217,538	210,563	217,647
Goodwill	281,177	268,243	281,177
Other intangible assets—net	142,798	141,530	152,265
Other assets	52,340	50,064	38,822
Total	$2,046,140	$1,703,963	$1,907,209

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$157,596	$150,975	$110,259
Accrued expenses	136,413	116,414	102,583
Current portion of long-term debt	5,119	20	122
Total current liabilities	299,128	267,409	212,964

Long-term debt	692,646	691,084	692,031
Deferred taxes and other long-term obligations	55,064	40,368	49,380

Equity:

Common stock, $0.01 par value: 12,145,135 shares outstanding at March 30, 2019, March 31, 2018 and September 29, 2018	121	121	121

Class A common stock, $0.01 par value: 44,386,792, 38,171,595 and 43,953,265 shares outstanding at March 30, 2019, March 31, 2018 and September 29, 2018	444	382	439

Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	592,331	393,852	590,168
Accumulated earnings	407,117	310,810	362,923
Accumulated other comprehensive loss	(1,280)	(673)	(1,218)
Total Central Garden & Pet Company shareholders’ equity	998,749	704,508	952,449
Noncontrolling interest	553	594	385
Total equity	999,302	705,102	952,834
Total	$2,046,140	$1,703,963	$1,907,209

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net sales	$673,701	$613,094	$1,135,691	$1,055,105
Cost of goods sold and occupancy	467,650	418,637	799,458	728,811
Gross profit	206,051	194,457	336,233	326,294
Selling, general and administrative expenses	143,898	128,671	263,899	237,987

Operating income	62,153	65,786	72,334	88,307
Interest expense	(10,640)	(10,575)	(21,254)	(17,980)
Interest income	2,255	693	4,792	880
Other income (expense)	500	1,505	308	(1,584)
Income before income taxes and noncontrolling interest	54,268	57,409	56,180	69,623
Income tax expense (benefit)	11,546	11,643	11,819	(2,593)
Income including noncontrolling interest	42,722	45,766	44,361	72,216
Net income attributable to noncontrolling interest	331	532	167	735

Net income attributable to Central Garden & Pet Company	$42,391	$45,234	$44,194	$71,481

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.74	$0.89	$0.78	$1.41
Diluted	$0.73	$0.86	$0.76	$1.36

Weighted average shares used in the computation of net income per share:
Basic	57,050	50,871	56,976	50,816
Diluted	58,026	52,658	58,013	52,693

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales and operating income on a consolidated and segment basis, and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization. We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as substitutes for cash flow from operations, income from operations or other income statement measure prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year or future year earnings.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	During the second quarter of fiscal 2019, we recorded a preliminary, pending the finalization of the related purchase accounting, non-cash $3.2 million gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.
(2)	During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.
(3)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, the Company recorded a provisional tax benefit of $16.3 million in the quarter ended December 30, 2017, due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current or future year earnings.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Consolidated		Consolidated
		March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
GAAP operating income		$62,153	$65,786	$72,334	$88,307
Previously held investment interest fair value remeasurement	(1)	(3,215)	—	(3,215)	—
Intangible asset impairment	(2)	2,540	—	2,540	—
Non-GAAP operating income		$61,478	$65,786	$71,659	$88,307

Pet Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Pet		Pet
		March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
GAAP operating income		$26,984	$32,784	$56,739	$68,960
Intangible asset impairment	(2)	2,540	—	2,540	—
Non-GAAP operating income		$29,524	$32,784	$59,279	$68,960

Garden Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		Garden		Garden
		March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
GAAP operating income		$53,355	$50,746	$48,718	$53,046
Previously held investment interest fair value remeasurement	(1)	(3,215)	—	(3,215)	—
Non-GAAP operating income		$50,140	$50,746	$45,503	$53,046
		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 30, 2019	March 31, 2018
GAAP net income attributable to Central Garden & Pet		$42,391	$45,234
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Tax effect of remeasurement and impairment		$144	$—
Non-GAAP net income attributable to Central Garden & Pet		$41,860	$28,891
GAAP diluted net income per share		$0.73	$0.86
Non-GAAP diluted net income per share		$0.72	$0.86

Shares used in GAAP and non-GAAP diluted net earnings per share calculation		58,026	52,658

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 30, 2019	March 31, 2018
GAAP net income attributable to Central Garden & Pet		$44,194	$71,481
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Tax effect of remeasurement and impairment		142	—
Tax effect of revaluation of deferred tax amounts	(3)	—	16,343
Non-GAAP net income attributable to Central Garden & Pet		$43,661	$55,138
GAAP diluted net income per share		$0.76	$1.36
Non-GAAP diluted net income per share		$0.75	$1.05

Shares used in GAAP and non-GAAP diluted net earnings per share calculation		58,013	52,693

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended March 30, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q2 FY19 (GAAP)	$673.7		$338.2		$335.5
Reported net sales - Q2 FY18 (GAAP)	613.1		321.7		291.4
Increase in net sales	60.6	9.9%	16.5	5.1%	44.1	15.1%
Effect of acquisition and divestitures on increase in net sales	47.6		16.3		31.3
Increase in organic net sales - Q2 2019	$13.0	2.1%	$0.2	0.1%	$12.8	4.4%

	GAAP to Non-GAAP Reconciliation (in millions) For the Six Months Ended March 30, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q2 FY19 YTD (GAAP)	$1,135.7		$678.6		$457.1
Reported net sales - Q2 FY18 YTD (GAAP)	1,055.1		646.7		408.4
Increase in net sales	80.6	7.6%	31.9	4.9%	48.7	11.9%
Effect of acquisition and divestitures on increase in net sales	74.9		33.5		41.4
Increase (decrease) in organic net sales - Q2 2019 YTD	$5.7	0.5%	$(1.6)	(0.2)%	$7.3	1.8%
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended March 30, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$42,391
Interest expense, net	—	—	—	8,385
Other income	—	—	—	(500)
Income tax expense	—	—	—	11,546
Net income attributable to noncontrolling interest	—	—	—	331
Sum of items below operating income	—	—	—	19,762
Income (loss) from operations	$53,355	$26,984	$(18,186)	$62,153
Depreciation & amortization	2,312	8,039	1,526	11,877
EBITDA	$55,667	$35,023	$(16,660)	$74,030

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended March 31, 2018
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$45,234
Interest expense, net	—	—	—	9,882
Other income	—	—	—	(1,505)
Income tax expense	—	—	—	11,643
Net income attributable to noncontrolling interest	—	—	—	532
Sum of items below operating income	—	—	—	20,552
Income (loss) from operations	$50,746	$32,784	$(17,744)	$65,786
Depreciation & amortization	1,707	6,944	2,471	11,122
EBITDA	$52,453	$39,728	$(15,273)	$76,908

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended March 30, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$44,194
Interest expense, net	—	—	—	16,462
Other income	—	—	—	(308)
Income tax benefit	—	—	—	11,819
Net income attributable to noncontrolling interest	—	—	—	167
Sum of items below operating income	—	—	—	28,140
Income (loss) from operations	$48,718	$56,739	$(33,123)	$72,334
Depreciation & amortization	5,138	16,095	2,996	24,229
EBITDA	$53,856	$72,834	$(30,127)	$96,563

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended March 31, 2018
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$71,481
Interest expense, net	—	—	—	17,100
Other income (expense)	—	—	—	1,584
Income tax benefit	—	—	—	(2,593)
Net income attributable to noncontrolling interest	—	—	—	735
Sum of items below operating income	—	—	—	16,826
Income (loss) from operations	$53,046	$68,960	$(33,699)	$88,307
Depreciation & amortization	3,276	14,089	4,920	22,285
EBITDA	$56,322	$83,049	$(28,779)	$110,592

CONTACT:
Steve Zenker
VP Finance - Investor Relations, FP&A, & Corporate Communications
Central Garden & Pet Company
925.948.3657